Exhibit 99.2
RECENT DEVELOPMENTS

GrayWolf Industrial Acquisition
Pursuant to the GrayWolf Merger Agreement, DBM Global has agreed to customary covenants to obtain debt financing, and GrayWolf Industrial has agreed to provide reasonable cooperation with DBM Global in DBM Global’s efforts to obtain such financing. In connection with the GrayWolf Merger, as described below, we anticipate that we and certain of our subsidiaries will use existing cash to make indirect investments in DBM Global, through investments in DBM Intermediate in an aggregate amount of at least $40.0 million. Shortly after the closing of this offering, but prior to the consummation of the GrayWolf Merger, we intend to form a new Subsidiary Guarantor (“DBM Intermediate”), and, prior to consummation of the GrayWolf Merger, we will contribute all of HC2’s and HC2 Holdings 2, Inc.’s outstanding direct equity interests in DBM Global (representing an aggregate of 89.82% of DBM Global’s currently outstanding common stock) to DBM Intermediate. Any preferred stock issued to HC2 or of any of our other subsidiaries in connection with the GrayWolf Merger will be issued by DBM Intermediate. DBM Intermediate will then invest the net proceeds from any such preferred stock issuance in DBM Global, either in the form of common or preferred equity. We also anticipate that DBM Global will make an equity investment in GrayWolf Industrial of $15.0 million with the net proceeds from borrowings under DBM Global’s existing credit facility. In addition, upon closing of the GrayWolf Merger, one of DBM Global’s subsidiaries will assume approximately $80.0 million of Target’s outstanding indebtedness which is expected to be refinanced with indebtedness of DBM Global immediately thereafter. DBM Global has entered into committed financing arrangements with respect to such refinancing. As a result of the foregoing, upon the consummation of the GrayWolf Merger, we expect the consolidated indebtedness of DBM Global to increase by approximately $95.0 million. There is no financing condition to the consummation of the GrayWolf Merger.